      As filed with the Securities and Exchange Commission on June 15, 2001
                                                      Registration No. 333-59528
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         QUERYOBJECT SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   94-3087939
                                  (IRS Employer
                             Identification Number)

                            ------------------------

                         One Expressway Plaza, Suite 208
                          Roslyn Heights New York 11577
                           (516) 228-8500 (Telephone)
                           (516) 228-8584 (Telecopier)
              (Address, Including Zip Code, and Telephone Number of
                    Registrant's Principal Executive Offices)

                            ------------------------

                                 Daniel M. Pess
                         QueryObject Systems Corporation
                         One Expressway Plaza, Suite 208
                          Roslyn Heights New York 11577
                                 (516) 228-8500
            (Name, Address, Including Zip Code, and Telephone Number
                              of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.
                          Kenneth A. Schlesinger, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                            ------------------------

                        Approximate date of commencement of proposed sale to the
public:  As  soon as  practicable  after  this  Registration  Statement  becomes effective.

                        If the only securities being registered on this Form are
being offered pursuant to dividend or interest  reinvestment plans, please check the following box. / /

                        If any of the securities  being  registered on this Form
are to be offered on a delayed or  continuous  basis  pursuant to Rule 415 under the Securities  Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                        If this Form is filed to register additional  securities
for an offering  pursuant to Rule 462(b) under the Securities  Act, please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /

                        If  this  Form  is  a  post-effective   amendment  filed
pursuant to Rule 462(c) under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier  effective registration statement for the same offering. / /

                        If  delivery  of the  prospectus  is expected to be made
pursuant to Rule 434, please check the following box. / /

            The  Registrant  hereby amends this  Registration  Statement on such date or  dates as may be  necessary  to  delay  its  effective  date  until  the
Registrant shall file a further  amendment which  specifically  states that this
Registration  Statement  shall  thereafter  become  effective in accordance with
Section  8(a)  of  the  Securities  Act  of  1933,  as  amended,  or  until  the
Registration Statement shall become effective on such date as the Securities and
Exchange Commission, acting pursuant to said Section 8(a) may determine.

                              --------------------

We will amend and complete the information in this  prospectus.  Although we are permitted by US federal  securities  laws to offer these  securities  using this prospectus,  we may not sell them or  accept  your  offer to buy them  until the documentation  filed with the  Securities  and Exchange  Commission  relating to these  securities  had been declared  effective by the  Securities  and Exchange
Commission.  This  prospectus  is not an offer to sell these  securities  or our solicitation  of your offer to buy these  securities in any  jurisdiction  where that would not be permitted or legal..

PROSPECTUS

                        38,316,666 SHARES OF COMMON STOCK

                         QUERYOBJECT SYSTEMS CORPORATION

            The selling stockholders listed on pages 11 to 13 of this prospectus are offering and selling up to 38,316,666  shares of our common  stock.  Of such shares,  11,611,111  were  issued  in a  private  placement,  and the  remaining
26,705,555  shares are issuable upon the exercise of warrants or options  issued or granted in or in connection  with that private  placement.  All proceeds from the sale of the  common  stock  under  this  prospectus  will go to the  selling stockholders.  We will not  receive  any  proceeds  from the sale of such common stock. We will, however,  receive the exercise price of the warrants at the time their holders may exercise them.

            Our common  stock is listed  under the symbol  "OBJ" on the American
Stock Exchange.  The last reported sale price on the American Stock Exchange for our common stock on June __, 2001 was $.50 per share.

--------------------------------------------------------------------------------

This  investment  involves a high degree of risk.  See "Risk Factors" on pages 5 through 13 of this Prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither  the  Securities  and  Exchange  Commission  nor  any  State  securities commission has determined whether this prospectus is truthful or complete.  They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                  The date of this Prospectus is June __, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................4

RISK FACTORS...................................................................5

            We are likely to need further financing to continue our operations.

            We have had a history of operating losses and project future losses;
therefore  we have  substantial  doubt  about our ability to continue as a going concern.

            Our  revenues  depend  on  sales  of  QueryObject   System  and  the
successful development of the IQO application service offering. We are uncertain whether there will be broad market acceptance of these products.

            We are seeking to develop  additional  strategic  relationships with indirect  channel  partners to increase  sales,  but we may be unable to attract effective  partners  and we will have  lower  gross  margins  for sales  through indirect channel partners.

            We are  dependent on a few  significant  customers and the loss of a single customer could adversely affect our business.

            We are  dependent on sales to our  international  customers  and our customers  located  in Italy  and the loss of these  customers  could  adversely affect our business.

            We are  dependent on a few key  personnel and we need to attract and retain highly qualified technical, sales, marketing,  development and management personnel.

            We lack  proprietary  technology  protection of our products and may risk infringement upon technology developed by others.

            Our  international  sales have declined  significantly and we may be unable to successfully establish foreign operations.

            We can give no assurances that our forward  looking  statements will be correct.

            We have a significant  amount of authorized  but unissued  preferred stock, which may affect the likelihood of a change of control in our company.

                                      -2-

            We have a significant  number of  outstanding  warrants and options, the exercise of which would dilute the  then-existing  stockholders'  percentage ownership of our common stock.

                                      -3-

                               PROSPECTUS SUMMARY

                        QUERYOBJECT SYSTEMS CORPORATION

            We develop and market  proprietary  business  intelligence  software solutions that enable business managers to leverage  existing  corporate data in making strategic decisions. We have realized limited sales of our products.

            Through  the  evolution  of  technology,   businesses  operating  in
transaction  intensive  industries,  such  as  telecommunications,   healthcare,
insurance and financial services,  have dramatically  increased their ability to gather and store large amounts of data generated from various sources. Contained within the accumulated  data is information  that, if extracted  effectively and efficiently,  can be used to  enhance  strategic  corporate  development.  While companies have invested heavily in capturing data, they have only begun to focus significant resources on the management and analysis of such data; consequently, the data gathering and analysis industry is experiencing  significant growth. We developed our software  products in response to the growing  recognition  of the strategic  value of analyzing these  increasing  volumes of data. We believe our
QUERYOBJECT  SYSTEM is a highly  scalable and  efficient  solution for providing business  intelligence  applications and users with all the relevant information from corporate data.  QUERYOBJECT SYSTEM is designed as a powerful OLAP (On-Line
Analytical  Processing)  data  mart  solution  that  transforms  mainframe  size databases into highly compact and portable mathematical representations that fit onto standard PC laptops.

            In March 1999, we formed INTERNETQueryObject  Corporation,  ("IQO"),
which  sells   application   services.   IQO  has  developed  the   CustomerView
application,  a turnkey analytical application for the retail industry. To date,
IQO has realized limited sales of its application services.

            Our principal executive offices are located at One Expressway Plaza,
Suite  208,  Roslyn  Heights,  New York  11577.  Our  telephone  number is (516)
228-8500.

Financial Condition and Recent Developments

            Investors in our common stock should be aware of the following  with respect to our financial condition:

            o    We  have  incurred  significant   operating  losses  since  our
                 inception in February 1989;
            o    We  have  incurred  negative  cash  flows  from  our  operating activities;
            o    The independent accountants' report on our financial statements for the year ended  December 31, 2000 states that our recurring losses from  operations  and negative cash flow from  operating
                 activities  raise   substantial  doubt  about  our  ability  to
                 continue as a going concern; and
            o    At March 31, 2001 we had an accumulated deficit of $54,736,505.

            As a result of our financial condition,  in April 2001 we decided to reduce our operating expenses to conserve cash. As a result, we reduced our full time employees by 32% which enabled

                                      -4-

us to eliminate the expenses  associated  with theses  employees  (i.e.,  travel expenses,  employee  benefits,  etc.). The reduction in payroll expense combined with the related lower expenses noted above should result in an annual saving of approximately $2,300,000 per year.

                                  RISK FACTORS

            An investment in the shares  offered by this  prospectus  involves a high degree of risk. You should  carefully  consider the following risk factors, as  well  as  information  contained  and  incorporated  by  reference  in  this prospectus before deciding to invest in our common stock.

We will need further financing to continue our operations.

            We have had a limited  operating  history as a software  product and application  services  company,  have not made significant sales of our products and services and our revenues are difficult to predict.  Our total  revenues for the three months ended March 31, 2001 and the year ended  December 31, 2000 were
$313,181 and $1,715,841,  respectively.  In February and April 2001, we received net proceeds of approximately $2,369,000 from the initial and final closing of a private  placement  of common  stock.  However,  given our  continued  operating losses, we anticipate that, even with the anticipated  proceeds from the private placement,  our cash and cash equivalent balance will be insufficient to satisfy our cash flow requirements through December 31, 2001. Accordingly,  we will need additional financing to continue operations.  We cannot predict whether we would be successful in raising additional funds. We have no commitments, agreements or understandings  regarding  additional  financings and we may be unable to obtain additional financing on satisfactory terms or at all.

We have had a history of operating  losses and project future losses;  therefore we have substantial doubt about our ability to continue as a going concern.

            At March 31, 2001, our accumulated deficit was $54,736,505.  For the three months  ended March 31, 2001 and the fiscal year ended  December 31, 2000, we incurred net losses of  $3,158,092  and  $10,240,366,  respectively.  We have incurred  a net  loss in each  year of our  existence,  and  have  financed  our operations  primarily  through sales of equity and debt securities.  Our expense levels are high and our  revenues  are  difficult  to predict.  The  independent accountants' report on our financial  statements for the year ended December 31,
2000 states that our  recurring  losses from  operations  and negative cash flow from operating  activities raise substantial doubt about our ability to continue as a going concern.

            We expect to incur net losses  for the  foreseeable  future.  We may never achieve or sustain significant revenues or profitability on a quarterly or annual  basis in the future.  Our future  operating  results will depend on many factors, including:

            o    product demand
            o    product and price competition in our industry
            o    our   success  in   expanding   our  direct   sales  force  and
                 establishing indirect channel partners
            o    our ability to develop and market  products that keep pace with technological developments and emerging industry standards

                                      -5-

            o    the  percentage  of our revenues  that is derived from indirect channel partners
            o    our ability to control costs

Our  revenues  depend  on  sales  of  QueryObject   System  and  the  successful
development of the IQO application  service  offering.  We are uncertain whether there will be broad market acceptance of these products.

            Substantially  all of our  revenue  for the  foreseeable  future  is expected to be derived from sales of QueryObject System and from our subsidiary,
IQO.  Through March 31, 2001, we had software  product  revenue from the sale of
only  48  QueryObject  Systems,   including  those  sold  pursuant  to  reseller
agreements  for the resellers' own use. Our future  financial  performance  will depend upon customer acceptance of the QueryObject System and the development of new and enhanced versions of the product, such as the IQO service offering, that meet an expanding  range of customer  requirements.  If we fail to achieve broad market acceptance of QueryObject System or fail to successfully  develop the IQO or other service offerings and achieve broad market  acceptance,  we will not be able to continue operating.

We are  seeking to develop  additional  strategic  relationships  with  indirect channel  partners to increase sales,  but we may be unable to attract  effective partners and we will have lower gross margins for sales through indirect channel partners.

            As part of our  sales  and  marketing  efforts,  we are  seeking  to develop additional strategic  relationships with indirect channel partners, such as original equipment  manufacturers and value-added resellers,  to increase the number of our customers.  We currently are investing,  and intend to continue to invest,  significant resources to develop indirect channel partners. Our results of operations  will be adversely  affected if we are unable to attract  indirect channel partners to market our products  effectively and provide timely and cost effective customer support and service. If we successfully sell products through these sales channels,  the lower unit prices we expect to receive for such sales will result in our gross margins being lower than if we had sold those  products through our direct sales force.

We are  dependent  on a few  significant  customers  and the  loss  of a  single customer could adversely affect our business.

            For the three  months ended March 31, 2001 and the fiscal year ended
December 31, 2000, two customers and five customers, respectively, accounted for
80% and 73% of our total revenues,  respectively. We have no long-term contracts with any of these  customers  and we are unsure if we will  realize  significant future  revenues from any of them. We also expect for the  foreseeable  future a relatively small number of customers and value-added  resellers will account for a significant  percentage of our revenues.  The loss of any such customer  would have a material adverse effect on our operating results and financial condition.

                                      -6-

We are  dependent  on sales to our  international  customers  and our  customers located  in Italy and the loss of these  customers  could  adversely  affect our business.

            For the three month period ended March 31, 2001,  our  international sales  accounted  for 35% of the total  revenue,  of which  sales to our Italian customers accounted for 27% of our total revenue. We have no long-term contracts with any of these  customers  and we are unsure if we will  realize  significant future  revenues from any of them.  The loss of any such  customer  would have a material adverse effect on our operating results and financial condition.

            In  January   2001,   we  shifted  our  strategy   with  respect  to
international sales to pursue a partner  distribution model rather than a direct sales model.  We are unsure whether this new approach will enable us to increase our  international  sales. We anticipate that expanded  international  sales, if any, will continue to be denominated in U.S.  dollars.  An increase in the value of the U.S. dollar relative to foreign  currencies  could make our products more expensive and,  therefore,  potentially  less  competitive in those markets.  In addition,  there are certain risks inherent in international business activities including:

            o    an  increase in the value of U.S.  dollars  relative to foreign currencies
            o    unexpected changes in regulatory requirements
            o    tariffs and other trade barriers
            o    costs of localizing products for foreign countries
            o    longer accounts receivable payment cycles

We are dependent on a few key personnel and we need to attract and retain highly qualified technical, sales, marketing, development and management personnel.

            Our  future  performance   depends  in  significant  part  upon  the
continued service of key technical,  sales and senior management personnel.  The loss of the services of one or more of our key employees, in particular,  Robert
Thompson, our Chief Executive Officer,  Joseph M. Valley, Jr., our new President
and Chief Operating  Officer,  and Daniel M. Pess, our Chief Financial  Officer,
could have a material  adverse  effect on our  business,  operating  results and financial  condition.  We have  employment  agreements with Mr. Thompson and Mr.
Pess that expire in December  2001 and an employment  agreement  with Mr. Valley that expires in October,  2001. We are currently  negotiating to extend the term of the  employment  agreements  of Messrs.  Thompson,  Pess and  Valley.  We are uncertain  whether  we  will  be  successful  in  extending  any or all of  such employment agreements.

            Our  future  success  also  depends  on our  continuing  ability  to
attract,  train  and  retain  highly  qualified  technical,   sales,  marketing,
development and managerial personnel. Competition for such personnel is intense, and we may be unable to retain key technical,  sales, development and managerial employees or attract,  assimilate  or retain other highly  qualified  technical, sales,  development and managerial  personnel in the future. If we are unable to hire such  personnel on a timely  basis,  our  business,  operating  results and financial condition could be materially adversely affected.

                                      -7-

We  lack  proprietary  technology  protection  of  our  products  and  may  risk infringement upon technology developed by others.

            We rely primarily on a combination of trade secrets, confidentiality agreements and contractual provisions to protect our proprietary technology.  We license  rather  than sell our  software  and  require  licensees  to enter into license agreements that impose certain  restrictions on their ability to utilize the software.  In addition,  we seek to avoid  disclosure of our trade  secrets, including  but not  limited  to  requiring  those  persons  with  access  to our proprietary  information to execute  confidentiality  agreements and restricting access to our source code. These steps afford only limited protection.  While we have applied for a patent for our Internet streaming  technology,  we are unable to predict  whether we will receive such patent and we have no other  patents or patent  applications  pending.  Despite our  efforts to protect our  proprietary rights,  unauthorized  parties  may attempt to copy  aspects of our  products or obtain and use information that we regard as proprietary.  Policing unauthorized use of our products may be difficult and costly,  and software piracy may become a persistent  problem.  In addition,  the laws of some foreign  countries do not protect our  proprietary  rights to as great an extent as the laws of the United
States.  We are  unable to  predict  whether we have  adequately  protected  our proprietary  rights  or if  competitors  will  independently  develop  the  same technology.

            From time to time,  third parties may assert  patent,  copyright and other  intellectual  property  claims  against  us. If we are  unable to license protected  technology  that may be used in our products,  we could be prohibited from manufacturing and marketing such products.  We also could incur substantial costs to redesign our  products,  to defend any legal action taken against us or to pay  damages  to any  infringed  party.  Litigation,  which  could  result in substantial cost to and diversion of our resources,  may be necessary to enforce our  other  intellectual  property  rights  or  to  defend  us  against  claimed infringement of the rights of others.

We can give no assurances that our forward looking statements will be correct.

            Certain forward-looking  statements,  including statements regarding our expected financial  position,  business and financing plans are contained in this  prospectus or are  incorporated  in documents  annexed as exhibits to this prospectus.  These forward-looking  statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans"
and "anticipate" and similar expressions  identify  forward-looking  statements.
Although we believe  that the  expectations  reflected  in such  forward-looking statements are reasonable,  we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such  expectations are disclosed in this prospectus.  All subsequent written and oral  forward-looking  statements  attributable to us are expressly qualified in their entirety by the cautionary  statements.  We caution readers not to place undue reliance on these forward-looking  statements,  which speak only as of their dates.  We undertake no obligations to publicly update or revise any forward-looking  statements,  whether as a result of new information, future events or otherwise.

                                      -8-

We have a significant  amount of authorized but unissued  preferred stock, which may affect the likelihood of a change of control in our company.

            Our Board of Directors has the authority,  without further action by the  stockholders,  to issue up to 4,000,000  shares of preferred  stock on such terms and with such rights,  preferences and  designations,  including,  without limitation  restricting  dividends on our common  stock,  dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our  common  stock,  as  the  Board  may  determine  without  any  vote  of  the stockholders.  Issuance  of such  preferred  stock,  depending  upon the rights, preferences and designations thereof may have the effect of delaying,  deterring or  preventing  a  change  in  control.  In  addition,  certain  "anti-takeover"
provisions of the Delaware  General  Corporation  Law,  among other things,  may restrict  the  ability  of our  stockholders  to  authorize  a merger,  business combination or change of control.

We have a significant number of outstanding  warrants and options,  the exercise of which would dilute the then-existing  stockholders'  percentage  ownership of our common stock.

            As of June 1,  2001,  we have  outstanding  options to  purchase  an aggregate of 5,301,104 shares of our common stock at a weighted average exercise price of $2.20 per share and  outstanding  warrants to purchase an  aggregate of
23,675,083  shares of our common stock at a weighted  average  exercise price of
$.80 per share.  The  exercise of all of the  outstanding  warrants and options, including  the exercise of options and warrants by Selling  Stockholders,  would dilute the then-existing stockholders' percentage ownership of common stock, and any sales in the public  market of the common stock  issuable upon such exercise could  adversely  affect  prevailing  market  prices  for the common  stock.  In addition,  the  existence of a  significant  amount of  outstanding  options and warrants may encourage short selling by Selling Stockholders or others since the exercise of the outstanding  options and warrants could depress the price of our common  stock.  Moreover,  the  terms  upon  which we  would  be able to  obtain additional  equity  capital could be adversely  affected  because the holders of such  securities  can be expected to exercise or convert  them at a time when we would,  in all  likelihood,  be able to obtain any needed  capital on terms more favorable than those provided by such securities.

                                 USE OF PROCEEDS

            The shares of common stock offered  hereby are being  registered for the account of the  selling  stockholders  identified  in this  prospectus.  See
"Selling  Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales of common stock. We will, however,  receive the exercise price of any warrants and options that may be exercised.  If all of the warrants and options were exercised, we would realize proceeds in the amount of $11,262,778.  Such proceeds would be contributed to working capital and would be used for general corporate purposes.

                                       -9-

                             ADDITIONAL INFORMATION

            We have filed  with the  Securities  and  Exchange  Commission  (the
"SEC") a  registration  statement  on Form S-3 under the  Securities  Act,  with respect to the resale of common stock. This prospectus, which constitutes a part of that registration  statement,  does not contain all the information contained in that registration  statement and its exhibits.  For further  information with respect  to us and  our  common  stock,  you  should  consult  the  registration statement and its exhibits.  Statements contained in this prospectus  concerning the provisions of any documents are  necessarily  summaries of those  documents, and each  statement is qualified in its entirety by reference to the copy of the document  filed  with  the  SEC.  The  registration  statement  and  any  of its amendments,  including exhibits filed as a part of the registration statement or an amendment to the  registration  statement,  are available for  inspection and copying  through  the  entities  listed  below.  See  "Where  You Can Find  More
Information."

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other  information  with the SEC.  You may read and copy any document we file at the SEC's public  reference  rooms in  Washington,  D.C., New York, New York and
Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public  reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov."

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this  prospectus,  and  information  that we file later with the SEC will  automatically  update  and  supersede  this  information.  We incorporate  by reference the documents  listed below and any future  filings we will  make  with  the SEC  under  Sections  13(a),  13(c),  14 or  15(d)  of the
Securities Exchange Act of 1934:

                   (1)         Our  Annual  Report on Form  10-KSB  for the year
                               ended December 31, 2000, as amended;

                   (2)         Our  Quarterly  Report  on  Form  10-QSB  for the
                               quarter ended March 31, 2001, as amended.

                   (3)         Our  Application  for  Registration of our common
                               stock on Form 8-A  dated  November  7,  1997,  as
                               amended on September 11, 2000.

            You may  request a copy of the  filings,  at no cost,  by writing or telephoning the following address:

                               QueryObject Systems Corporation
                               One Expressway Plaza, Suite 208,
                               Roslyn Heights, New York 11577
                               Attention: Chief Financial Officer
                               (516) 228-8500

                                      -10-

            When you are deciding  whether to purchase the shares being  offered by this prospectus, you should rely on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different  information.  We are not making any offer of the shares in any state where the offer is not permitted.  You should not assume that the  information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              SELLING STOCKHOLDERS

            The following list of selling stockholders  includes,  the number of shares of common  stock  beneficially  owned,  the  maximum  number of shares of common  stock to be sold in the  Offering  by the selling  stockholders  and the number  of  shares  of  common  stock to be  beneficially  owned by the  selling stockholders  after  the  Offering  (assuming  sale of such  maximum  number  of shares). No such selling  stockholder has been an officer,  director or employee of us for the past three years.  Currently,  we have 21,972,768 shares of common stock  issued and  outstanding.  The number of shares to be sold in the Offering includes  25,544,444  shares of  common  stock  issuable  upon the  exercise  of warrants and options.  If all such  warrants  and options are  exercised  and we issue no  additional  shares of common stock or retire or redeem any  additional shares  of  common  stock  we  will  have  47,517,212  shares  of  common  stock outstanding  and such shares  issuable upon the exercise of options and warrants will constitute 54% of our outstanding common stock.

            The shares being  offered  hereby  relate to the resale of shares of common stock and common stock  underlying  warrants or placement  agent purchase options each acquired in a private placement of units in which the first closing was  held  in  February  2001  and a  second  closing  was  held in  April  2001
(collectively the "2001 Private Placement"). Each unit consisted of one share of common  stock  and  two  redeemable  common  stock  purchase  warrants.  We sold
2,050,000  units at the February  2001 closing at a per-unit  purchase  price of
$.60 per unit and the initial exercise price of the warrants was $.925 per share subject  to  adjustment.  The  per-unit  purchase  price was based on 75% of the average of the closing  sales price of our common stock in the  five-day  period ended two days prior to the February  2001  closing.  In April 2001,  we had the final closing of the private  placement and sold  7,055,556  units at a purchase price of $.27 per unit.  The per-unit  purchase  price at the final  closing was based on 75% of the  average of the closing  sales price of our common  stock in the five-day period ended two days prior to the April 2001 closing. In addition, the exercise  price of the warrants  granted at the April 2001 closing was $.485 per share. Under the terms of the 2001 Private Placement,  the per-unit purchase price of the units sold at the February  2001 closing and the exercise  price of the warrants  granted at the February  2001 closing were required to be adjusted to the per-unit purchase price and per-warrant  exercise price of the units sold and warrants  granted at the April 2001 closing if the per-unit  purchase  price and  warrant  exercise  price at the April  2001  closing  were  lower  than the
February  2001  closing.  As a result  of these  terms,  the  purchasers  in the
February 2001 closing  received an aggregate of 2,505,558  additional  units and the exercise  price of their  warrants  was reduced to $.485 per share.  We also granted  EarlyBirdCapital,  Inc.,  the  placement  agent  in  the  2001  Private
Placement,  an option to  purchase  1,161,111  units,  which  includes  warrants exercisable at an exercise price of $.485.

                                      -11-

            In addition  to issuing  shares  upon the  exercise of warrants  and options, we have the following obligations to the selling stockholders:

            o           We  must  file  and  have  declared   effective  by  the
                        Securities and Exchange Commission on or before June 19,
                        2001 a Registration  Statement relating to the resale of
                        the  common  stock  (i)  purchased  in the 2001  Private
                        Placement and (ii)  underlying the warrants and purchase
                        option.  If the  Registration  Statement is not declared
                        effective by June 19, 2001, then for each month that the
                        Registration  Statement is not declared  effective until
                        January 19, 2003 we must grant the selling  stockholders
                        warrants  to  purchase  a number of shares of our common
                        stock equal to 5% of the number of warrants purchased by
                        the selling  stockholders in the private placement (and,
                        as to the placement  agent, 5% of the number of warrants
                        underlying the purchase option).

            o           With  respect  to the  registration  statement,  we have
                        agreed to  indemnify  the selling  shareholders  against
                        certain   expenses,    claims,   losses,   damages   and
                        liabilities (or action in respect thereof).  We will pay
                        the  expenses  of  registering   the  shares  under  the
                        Securities Act, including  registration and filing fees,
                        blue sky expenses,  printing expenses,  accounting fees,
                        administrative expenses and our own counsel fees.

            o           EarlyBirdCapital,  Inc.  has a  30-day  right  of  first
                        refusal  terminating  February 7, 2004 to  underwrite or
                        place future  offerings for which we engage the services
                        of an investment banker.

            o           Until  February  2004,  EarlyBirdCapital,  Inc.  has the
                        right  to  either  appoint  a  person  to our  Board  of
                        Directors  or  send a  representative  to  observe  each
                        meeting of our Board of Directors.

            A selling  stockholder  may sell all or part of the shares of common stock registered for its account hereunder. To the extent that, pursuant to Rule
13d-3 of the Securities  Exchange Act of 1934, as amended, a selling stockholder may be deemed to be the  beneficial  owner of shares  held by one or more  other beneficial  owners of common  stock,  we have included all of such shares in the information presented in the table.

                                      -12-

                                                                               Maximum
                                         Shares             Percent            Number of         Shares to be      Percent to be
                                         Beneficially       Beneficially       Shares            Beneficially      Beneficially
                                         Owned  Prior to    Owned Prior to     to be Offered     Owned after       Owned after
                                         this Offering (1)  this Offering (1)  for Resale        this Offering(1)  this Offering(1)

Barry Rubenstein                         15,840,792(2)          51.5%          12,777,778          3,063,014         9.9%
68 Wheatley Road
Brookville, New York 11545

Dalewood Associates, L.P.                 1,296,296             15.8%           3,888,889(3)               0          --
One State Street Plaza
New York, NY 10004

Brookwood Partners, L.P.                  1,147,102(4)           5.1%           1,111,111             35,991           *
68 Wheatley Road
Brookville, NY 11545

Seneca Ventures                           1,886,673(5)           8.1%           1,666,667            220,006           *
68 Wheatley Road
Brookville, NY 11545

Wheatley Foreign Partners, L.P.           8,026,633(6)          30.8%           6,111,111          1,915,522         7.4%
68 Wheatley Road
Brookville, NY 11545

Wheatley Partners, L.P.                   8,026,633             30.8%           6,111,111          1,915,522         7.4%
68 Wheatley Road
Brookville, NY 11545

Woodland Partners                         1,236,960(7)           5.4%           1,111,111            125,849           *
68 Wheatley Road
Brookville, NY 11545

Woodland Venture Fund                     1,927,162(8)           8.3%           1,666,667            260,495         1.1%
68 Wheatley Road
Brookville, NY 11545

                                      -13-

EarlyBirdCapital, Inc.                    1,161,111(9)           5.1%           3,483,333(9)               0          --
One State Street Plaza
24th Floor
New York, NY 10004

Jay H. Bernstein                            888,889(3)           3.9%             888,889                  0          --

Philip Bloom                                277,778(3)           1.3%             277,778                  0          --

Stanley H. Blum IRA                         555,555(3)           2.5%             555,555                  0          --

Caselli Revocable Trust                     555,555(3)           2.5%             555,555                  0          --

Barry Fingerhut                           9,209,724(10)         34.3%           7,222,222          1,987,502         7.4%
767 Fifth Avenue,
45th Floor New York, New York 10153

Finkel, Shelly and Beth, JTWROS             277,778(3)           1.3%             277,778                  0          --

Lloyd Goldman                             1,111,111(3)           4.9%           1,111,111                  0          --

Flemington Fur Co., LLC                     833,334(3)           3.6%             833,334                  0          --

William S. Gould                            277,778(3)           1.3%             277,778                  0          --

Gerald Josephson                            555,555(3)           2.5%             555,555                  0          --

Dalewood 2 Private Technology Limited     1,296,296(3)          15.8%           3,888,889                  0          --
One State Street Plaza
24th Floor
New York, New York 10004

James Krantz                                277,778(3)           1.3%             277,778                  0          --

Susan Lary                                  277,778(3)           1.3%             277,778                  0          --

Irwin Lieber                              9,278,474(11)         34.5%           7,222,222          2,056,252         7.9%
767 Fifth Avenue,
45th Floor
New York, New York 10153

Abby Oxenhorn                               277,778(3)           1.3%             277,778                  0          --

                                      -14-

Eli Oxenhorn                              1,111,111(3)           4.9%           1,111,111                  0          --

Seth Oxenhorn                               277,778(3)           1.3%             277,778                  0          --

Peconic Fund Ltd.                           555,555(3)           2.5%             555,555                  0          --

Joseph Perotta                              277,778(3)           1.3%             277,778                  0          --

Richard J. Rosenstock, Rev. Lvg. Trust      555,555(3)           2.5%             555,555                  0          --

Claudia Rouhana                           1,666,667(3)           7.2%           1,666,667                  0          --
5 Prospect Lane
Sands Point, NY 11050

Maurice Shamah                              277,778(3)           1.3%             277,778                  0          --

Alan Silverman                              555,555(3)           2.5%             555,555                  0          --

Stourbridge Investments Ltd.                277,778(3)           1.3%             277,778                  0          --

Wein, Stephen and Edith, JTWROS             333,333(3)           1.5%             333,333                  0          --

---------------------------------------------------
            *           Less than one percent

(1)         A person is deemed to be the beneficial  owner of voting  securities that can be acquired  by such  person  within 60 days after the date hereof  upon  the  exercise  of  options,  warrants  or  convertible
            securities.   Each  beneficial  owner's   percentage   ownership  is
            determined  by  assuming  that  options,   warrants  or  convertible
            securities  that are held by such  person (but not those held by any other person) and that are  currently  exercisable  (i.e.,  that are
            exercisable   within  60  days  from  the  date  hereof)  have  been
            exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and  investment  power with respect to all shares beneficially owned by them.

(2)         Based upon information contained in a report on a Schedule 13D filed
            jointly  by  Barry  Rubenstein,   Wheatley  Foreign  Partners,  L.P.
            ("Wheatley Foreign"),  Wheatley Partners, L.P. ("Wheatley"),  Seneca
            Ventures  ("Seneca"),   Woodland  Venture  Fund  ("Woodland  Fund"),
            Woodland   Partners,   Rev-Wood  Merchant   Partners   ("Rev-Wood"),
            Brookwood  Partners,  L.P.  ("Brookwood") and certain other entities with  the SEC and a Form 4 filed by Mr.  Rubenstein  with the SEC as well as certain  other  information.  Includes  64,237 shares of our
            common  stock   issuable  upon  exercise  of  options  held  by  Mr.
            Rubenstein  and 740,741  shares  issuable  upon exercise of warrants held by Mr.  Rubenstein.  Also includes (i) 741,782 shares of common stock issuable upon exercise of warrants held by Woodland  Partners,
            (ii)  1,112,153  shares of common stock  issuable  upon  exercise of warrants held by Woodland  Fund,  (iii)

                                      -15-

            1,112,153  shares of common stock issuable upon exercise of warrants held by Seneca,  (iv) 3,750,108 shares of common stock issuable upon exercise of warrants held by Wheatley,  (v) 326,050 shares of common stock  issuable upon exercise of warrants held by Wheatley  Foreign,
            (vi)  200,000  shares of common  stock  issuable  upon  exercise  of options  held by Rev-Wood and (vii)  740,740  shares of common stock issuable upon exercise of warrants held by Brookwood. Mr. Rubenstein disclaims  beneficial  ownership of the securities  held by Woodland
            Partners,   Woodland  Fund,  Seneca,  Wheatley,   Wheatley  Foreign,
            Rev-Wood,  and  Brookwood,  except to the  extent of his  respective equity interests therein.  Mr. Rubenstein,  individually,  purchased
            370,370 units in the 2001 Private Placement.

(3)         Two-thirds  of such  shares of common  stock are  issuable  upon the exercise of warrants.

(4)         Based upon  information  contained  in the  Wheatley 13D and certain other information.  Includes 740,740 shares of common stock issuable upon exercise of warrants held by Brookwood.  Barry  Rubenstein is a general  partner of Brookwood,  and he may be deemed to share voting
            and  dispositive  power  over  the  shares   beneficially  owned  by
            Brookwood.  Brookwood  purchased  370,371  units in the 2001 Private
            Placement.

(5)         Based upon  information  contained  in the  Wheatley 13D and certain
            other  information.   Includes  1,111,111  shares  of  common  stock
            issuable  upon  exercise  of  warrants  and  held by  Seneca.  Barry
            Rubenstein is a general  partner of Seneca,  and he may be deemed to share  voting and  dispositive  power  over the shares  beneficially owned by Seneca.  Seneca purchased 455,556 units in the 2001 Private
            Placement.

(6)         Based upon information  contained in the Wheatley 13D.  Includes (a)
            325,926  shares of common stock  issuable  upon exercise of warrants held by Wheatley  Foreign,  and (b) 3,748,148 shares of common stock issuable  upon  exercise  of  warrants  held by  Wheatley.  Wheatley
            Foreign  disclaims  beneficial  ownership of the securities  held by
            Wheatley.  Barry  Rubenstein  is a member of the general  partner of each of Wheatley Foreign and Wheatley, and he may be deemed to share voting and dispositive power over the shares  beneficially  owned by
            Wheatley  Foreign  and  Wheatley.   Wheatley  and  Wheatley  Foreign
            purchased  an  aggregate  of  2,037,037  units in the  2001  Private
            Placement.

(7)         Based upon  information  contained  in the  Wheatley 13D and certain other information.  Includes 740,740 shares of common stock issuable
            upon  exercise  of  warrants  held  by  Woodland   Partners.   Barry
            Rubenstein is a general partner of Woodland Partners,  and he may be deemed  to share  voting  and  dispositive  power  over  the  shares beneficially owned by Woodland Partners. Woodland Partners purchased
            370,371 units in the 2001 Private Placement.

(8)         Based upon  information  contained  in the  Wheatley 13D and certain
            other  information.   Includes  1,111,111  shares  of  common  stock
            issuable  upon  exercise of warrants  held by Woodland  Fund.  Barry
            Rubenstein  is a general  partner of  Woodland  Fund,  and he may be deemed  to share  voting  and  dispositive  power  over  the  shares beneficially owned by

                                      -16-

            Woodland  Fund.  Woodland Fund  purchased  455,556 units in the 2001
            Private Placement.

(9)         With  respect to shares  beneficially  owned prior to the  Offering, represents  shares of common  stock  issuable  upon  exercise  of an option  held by  EarlyBirdCapital,  Inc.  ("EBC").  With  respect to maximum  number of shares to be offered for resale,  consists of the shares reflected in the preceding  sentence and shares  underlying a warrant that is issuable to EBC upon exercise of an option.

(10)        Based upon  information  contained  in the Wheatley 13D and a Form 4 filed by Mr.  Fingerhut  and  certain  other  information.  Includes
            740,741  shares of common stock  issuable  upon exercise of warrants held by Mr. Fingerhut.  Also includes (i) 3,750,108 shares of common stock issuable upon exercise of warrants held by Wheatley,  and (ii)
            326,050  shares of common stock  issuable  upon exercise of warrants
            held  by  Wheatley  Foreign.   Mr.  Fingerhut  disclaims  beneficial
            ownership of the securities  held by Wheatley and Wheatley  Foreign, except to the extent of his respective equity interests therein. Mr.
            Fingerhut  individually  purchased 370,370 units in the 2001 Private
            Placement.

(11)        Based upon  information  contained  in the  Wheatley  13D and Form 4 filed by Mr. Lieber and certain other information.  Includes 809,491 shares of common stock issuable upon exercise of options held by Mr.
            Lieber.  Also includes (i) 3,748,148 shares of common stock issuable upon exercise of warrants held by Wheatley,  and (ii) 325,950 shares of common stock  issuable upon exercise of warrants held by Wheatley
            Foreign, of which Mr. Lieber disclaims beneficial ownership,  except to the  extent  of his  respective  equity  interests  therein.  Mr.
            Fingerhut  individually  purchased 370,370 units in the 2001 Private
            Placement.

            None of the selling  stockholders had any position,  office or other material  relationship  with us during  the past  three  years  other  than with respect to the  purchases of  securities  in the 2001  Private  Placement or the other private placements described below.

                            OTHER PRIVATE PLACEMENTS

            In  addition  to the 2001  private  placement,  the  Company and its subsidiary  internetQueryObject  Corporation  have  had  the  following  Private
Placements in the past three years:

            Between  October 1998 and February  1999, the Company sold 1,750,000 units at a purchase price of $2.00 per unit,  each unit  consisting of one share of Series A Preferred  Stock and a warrant to purchase  .83 of a share of common stock (the "Series A Private Placement"). Each share of Series A Preferred Stock was convertible  into 1.333 shares of common stock. An affiliate of EBC received options to purchase 57,908 units in the Series A Private Placement.

            Between October 1998 and February 1999, the Company sold 10 units at a purchase price of $100,000 per unit,  each unit consisting of 10,000 shares of
Series B Preferred Stock and a warrant to purchase an aggregate of 41,667 shares of common  stock at a per share  exercise  price  equal to $1.50 (the  "Series B
Private Placement"). Each share of Series B Preferred Stock was convertible

                                      -17-

into 6.666 shares of common  stock.  An  affiliate  of EBC  received  options to purchase 3,333 units in the Series B Private Placement.

            Between  June  and  August  1999,  the  Company  sold 45  units at a purchase  price of  $100,000  per unit,  each unit  consisting  of 100 shares of
Series C Preferred Stock and a warrant to purchase 33,333 shares of common stock at a  per  share  exercise  price  equal  to  $2.5875  (the  "Series  C  Private
Placement").  Each share of Series C Preferred Stock was convertible  into 386.5 shares of common stock. EBC received an option to purchase 114,976 shares in the
Series C Private Placement.

            In April 2000,  internetQueryObject  Corporation  sold 70 units at a purchase price of $100,000 per unit,  each unit  consisting of 125,000 shares of
IQO Series A Preferred  Stock each share  convertible  into one (1) share of IQO common stock and a warrant to purchase  125,000  shares of common stock at a per share exercise price equal to $1.00 (the "IQO Private Placement").  EBC received an option to purchase 492,500 shares in the IQO Private Placement.

            All of the  securities  issued or  granted  in the  Series A Private
Placement,  Series B Private  Placement and Series C Private Placement have been converted or exercised into common stock.

            Certain   selling   stockholders   purchased   securities   in   the
above-described private placements.  The following table sets forth each selling stockholder who participated in the above-described private placements, the name of the private placement and the number of units purchased.

                                                                                      Number of Units
Name of Selling Stockholder                       Private Placement                      Purchased
---------------------------                       -----------------                      ---------
Wheatley and Wheatley Foreign                     Series A Private Placement             600,000
(in the aggregate)

Wheatley and Wheatley Foreign                     Series C Private Placement                  12
(in the aggregate)

Wheatley                                          IQO Private Placement                       12

Seneca                                            Series A Private Placement              25,000

Seneca                                            Series B Private Placement                    .4

Seneca                                            Series C Private Placement                   1.5

Seneca                                            IQO Private Placement                        1.5

Woodland Fund                                     Series A Private Placement              25,000

                                      -18-

Woodland Fund                                     Series B Private Placement                    .4

Woodland Fund                                     Series C Private Placement                   2

Woodland Fund                                     IQO Private Placement                        2.6

Barry Rubenstein                                  Series A Private Placement              50,000

Barry Rubenstein                                  Series C Private Placement                   1

Barry Fingerhut                                   Series C Private Placement                   1

Barry Fingerhut                                   IQO Private Placement                        1

Irwin Lieber                                      Series C Private Placement                   1

Irwin Lieber                                      IQO Private Placement                        2

Woodland Partners                                 Series C Private Placement                   1

Woodland Partners                                 IQO Private Placement                        3

Brookwood                                         Series C Private Placement                    .5

Brookwood                                         IQO Private Placement                        1.5

            The  following  table names the  ultimate  beneficial  owners of the shares  of our  common  stock  for  those  selling  stockholders  that  are  not individuals.

-------------------------------------------------------------------------------
Name of the Entity                                  Information
-------------------------------------------------------------------------------
Wheatley Partners, L.P.                             Mr. Barry Rubenstein
                                                    Mr. Irwin Lieber
                                                    Mr. Barry Fingerhut
                                                    Mr. Jonathan Lieber
                                                    Mr. Seth Lieber
-------------------------------------------------------------------------------

                                      -19-

-------------------------------------------------------------------------------
Wheatley Foreign Partners, L.P.                     Mr. Barry Rubenstein
                                                    Mr. Irwin Lieber
                                                    Mr. Barry Fingerhut
                                                    Mr. Jonathan Lieber
                                                    Mr. Seth Lieber
-------------------------------------------------------------------------------
Woodland Partners                                   Mr. Barry Rubenstein
                                                    Mrs. Marilyn Rubenstein
-------------------------------------------------------------------------------
Woodland Venture Fund                               Mr. Barry Rubenstein
-------------------------------------------------------------------------------
Brookwood Partners, L.P.                            Mr. Barry Rubenstein
                                                    Mrs. Marilyn Rubenstein
-------------------------------------------------------------------------------
Seneca Ventures                                     Mr. Barry Rubenstein
-------------------------------------------------------------------------------

                 INFORMATION RELATING TO EARLYBIRDCAPITAL, INC.

            EBC served as the  broker  dealer  for the 2001  Private  Placement.
Based upon  information  contained in a report on a Schedule 13G (the "Firebrand
13G"),  filed  jointly  by  Firebrand  Financial  Group,  Inc.  ("FFGI"),   EBC,
EarlyBirdCapital.com,  Inc. ("EBC.com"), Dalewood Associates, Inc. ("Dalewood"),
Dalewood  Associates,  LP  ("Dalewood  LP") and  Dalewood  2 Private  Technology
Limited  ("Dalewood  2"), FFGI is the majority  shareholder of EBC.com.  EBC.com wholly-owns Dalewood and EBC. Dalewood is the general partner of Dalewood LP and the  investment  manager  for  Dalewood  2. EBC  acquired  their  securities  in connection  with services as the broker  dealer for the 2001 Private  Placement.
Dalewood LP and Dalewood 2 acquired  their  securities in connection  with their investment in the 2001 Private Placement.

                              PLAN OF DISTRIBUTION

            This  offering  is  self-underwritten;  neither  we nor the  selling stockholders  have employed an  underwriter  for the sale of common stock by the selling  stockholders.  We  will  bear  all  expenses  in  connection  with  the preparation of this Prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock.

            The  selling  stockholders  may offer their  shares of common  stock directly  or  through  pledgees,  donees,  transferees  or other  successors  in interest in one or more of the following transactions:

            o           On any  stock  exchange  on which  the  shares of common
                        stock may be listed at the time of sale
            o           In negotiated transactions
            o           In the over-the-counter market
            o           In a combination of any of the above transactions

                                      -20-

            The selling  stockholders  may offer their shares of common stock at any of the following prices:

            o           Fixed prices that may be changed
            o           Market prices prevailing at the time of sale
            o           Prices related to such prevailing market prices
            o           At negotiated prices

            The selling  stockholders  may effect such  transactions  by selling shares to or through  broker-dealers,  and all such  broker-dealers  may receive compensation  in the form of discounts,  concessions,  or  commissions  from the selling  stockholders  and/or the  purchasers of shares of common stock for whom such  broker-dealers  may act as agents or to whom they sell as  principals,  or both (which compensation as to a particular  broker-dealer might be in excess of customary commissions).

            Any   broker-dealer   acquiring   common   stock  from  the  selling
stockholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the American Stock
Exchange or at prices related to such prevailing  market prices or at negotiated prices  to  its  customers  or  a  combination  of  such  methods.  The  selling stockholders and any broker-dealers  that act in connection with the sale of the common stock hereunder might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal  might be deemed to be  underwriting discounts and  commissions  under the Securities Act. Any such  commissions,  as well as other  expenses  incurred by the  selling  stockholders  and  applicable transfer taxes, are payable by the selling stockholders.

            The selling  stockholders  reserve the right to accept, and together with any  agent of the  selling  stockholder,  to reject in whole or in part any proposed  purchase of the shares of common stock. The selling  stockholders will pay any sales  commissions  or other  seller's  compensation  applicable to such transactions.

            We have not  registered  or qualified  offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply  with  certain  states'  securities  laws,  if  applicable,  the  selling stockholders  will  offer  and  sell  their  shares  of  common  stock  in  such jurisdictions  only  through  registered  or  licensed  brokers or  dealers.  In addition,  in certain  states  the  selling  stockholders  may not offer or sell shares of common stock unless we have  registered  or qualified  such shares for sale in such  states  or we have  complied  with  an  available  exemption  from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the  Securities  Exchange Act of 1934,  as amended.  In general,  Rule 102 under  Regulation  M  prohibits  any person  connected  with a  distribution  of securities  (a  "Distribution")  from  directly or  indirectly  bidding  for, or purchasing for any account in which he or she has a beneficial interest,  any of such  securities or any

                                      -21-

right to purchase such  securities,  for a period of one business day before and after  completion of his or her  participation  in the distribution (we refer to that time period as the "Distribution Period").

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  stockholders  and  any  other  persons  engaged  in the
Distribution  from engaging in any  stabilizing  bid or purchasing of our common stock  except for the purpose of  preventing  or retarding a decline in the open market  price of our common  stock.  No such  person may effect any  stabilizing transaction  to facilitate  any offering at the market.  Inasmuch as the selling shareholders  will be  reoffering  and reselling our common stock at the market,
Rule  104  prohibits  them  from  effecting  any   stabilizing   transaction  in
contravention of Rule 104 with respect to our common stock.

            There can be no assurance  that the selling  stockholders  will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

            Certain legal matters in connection  with the issuance of the shares of common stock  offered  hereby have been passed upon for the Company by Olshan
Grundman  Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,  New York,  New York
10022.

                                     EXPERTS

            The   consolidated   financial   statements   incorporated  in  this
Prospectus  by  reference  to the Annual  Report on Form  10-KSB of  QueryObject
Systems  Corporation  for  the  year  ended  December  31,  2000  have  been  so incorporated in reliance on the report (which contains an explanatory  paragraph relating to the Company's ability to continue as a going concern as described in
Note 2 to the Consolidated Financial Statements) of PricewaterhouseCoopers  LLP,
independent  accountants,  given on the  authority  of said firm as  experts  in auditing and accounting.

                                      -22-

================================================================================

No dealer,  salesman or other person has been authorized to give any information or to make any  representations  other than those  contained in this  prospectus and, if given or made, such other  information and  representations  must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or  solicitation  by anyone in any  state in which  such  person is not authorized,  or in which the person  making  such offer or  solicitation  is not qualified  to do so, or to any person to whom it is  unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information  herein is correct as of any time subsequent to the date hereof.
We have not  authorized  any  dealer,  salesperson  or other  person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                                38,316,666 SHARES

                         QUERYOBJECT SYSTEMS CORPORATION

                                  COMMON STOCK

                                   PROSPECTUS

                                 April 25, 2001

================================================================================

                                      -23-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.
--------    -------------------------------------------

            The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee .....................................       $    4,798.78
Accounting Fees and Expenses .............................       $   10,000.00
Legal Fees and Expenses ..................................       $   20,000.00
Blue Sky Fees and Expenses ...............................       $   10,000.00
Miscellaneous Expenses ...................................       $      201.22
Total ....................................................       $   45,000.00
                                                                 =============

Item 15.    Indemnification of Directors and Officers
--------    -----------------------------------------

            As permitted by the Delaware General  Corporation Law ("DGCL"),  the
Company's  Certificate  of  Incorporation,   as  amended,  limits  the  personal
liability  of a director  or officer to the  Company  for  monetary  damages for breach of fiduciary duty of care as a director.  Liability is not eliminated for
(i)  any  breach  of the  director's  duty  of  loyalty  to the  Company  or its stockholders,  (ii)  acts  or  omissions  not in good  faith  or  which  involve intentional  misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions  pursuant to Section 174 of the DGCL, or (iv) any  transaction  from which the director  derived an improper  personal benefit.

            The Company has also entered into  indemnification  agreements  with each of its directors and executive  officers.  The  indemnification  agreements provide that the  directors and executive  officers will be  indemnified  to the fullest  extent  permitted by  applicable  law against all  expenses  (including attorneys' fees),  judgments,  fines and amounts  reasonably paid or incurred by them for  settlement in any  threatened,  pending or completed  action,  suit or proceeding,  including any derivative  action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other  company or  enterprise  in which they are  serving at the  request of the
Company.   No  indemnification   will  be  provided  under  the  indemnification
agreements,  however,  to any director or executive  officer in certain  limited circumstances,  including  on  account  of  knowingly  fraudulent,  deliberately
dishonest  or  willful   misconduct.   To  the  extent  the  provisions  of  the
indemnification  agreements exceed the  indemnification  permitted by applicable law, such  provision may be  unenforceable  or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.

Delaware Law

            The Company is subject to Section 203 of the DGCL, which prevents an
"interested  stockholder" (defined in Section 203, generally, as a person owning
15% or more of a  corporation's

outstanding  voting  stock) from  engaging in a  "business  combination"  with a publicly-held  Delaware  corporation  for three  years  following  the date such person became an interested  stockholder,  unless: (i) before such person became an interested  stockholder,  the board of directors of the corporation  approved the  transaction  in which  the  interested  stockholder  became  an  interested stockholder or approved the business combination;  (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation  outstanding at the time the transaction  commenced  (subject to certain  exceptions),  or (iii)  following the  transaction in which such person became an interested  stockholder,  the business  combination is approved by the
board  of  directors  of  the   corporation  and  authorized  at  a  meeting  of
stockholders  by the  affirmative  vote of the holders of 66% of the outstanding voting  stock of the  corporation  not owned by the  interested  stockholder.  A
"business  combination"  includes  mergers,  stock  or  asset  sales  and  other transactions resulting in a financial benefit to the interested stockholder.

            The  provisions  of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

Item 16.    Exhibits.
-------     --------

                        Exhibit Index
                        -------------

            4.5         Form of Warrant  issued in  connection  with the private
                        placement consummated in February and April 2001.*

            4.8         Form    of   Unit    Purchase    Option    granted    to
                        EarlyBirdCapital,  Inc. in  connection  with the private
                        placement consummated in February and April 2001.*

            4.9         Agency  Agreement  between the Company and the Placement
                        Agent dated as of January 22, 2001.

            5           Opinion of Olshan  Grundman  Frome  Rosenzweig & Wolosky
                        LLP with respect to the securities registered hereunder.

            23(a)       Consent of PricewaterhouseCoopers LLP.

            23(c)       Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky
                        LLP (included within Exhibit 5).

            24(a)       Powers of Attorney  (included on the  Signature  page to
                        the Registration Statement).*

--------------------------
*           Previously filed

                                      II-2

Item 17.    Undertakings
--------    ------------

            The undersigned registrant hereby undertakes:

(1)         To file,  during any period in which offers or sales are being made, a post-effective  amendment to this registration  statement to include any material  information  with  respect  to  the  plan  of  distribution  not previously disclosed in the registration  statement or any material change to such information in the registration statement.

(2)         That,  for the  purpose  of  determining  any  liability  under  the
      Securities Act of 1933, each such post-effective amendment shall be deemed to be a new  registration  statement  relating to the  securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from  registration by means of a post-effective  amendment any  of  the  securities  being  registered  which  remain  unsold  at the termination of the offering.

            The undersigned  registrant  hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933, each filing of the registrant's  annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable,  each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the  registration  statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the registrant  pursuant to the foregoing  provisions,  or otherwise, the  registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  each such  liabilities  (other than the payment by the registrant of expenses  incurred or paid by a director,  officer or  controlling person of the  registrant  in the  successful  defense  of any  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            In accordance  with the  requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements of filing on Form S-3 and authorizes this  Registration
Statement to be signed on its behalf by the  undersigned,  the City of New York,
State of New York, on the 15th day of June, 2001.

                               QUERYOBJECT SYSTEMS CORPORATION
                               -------------------------------
                                           (Registrant)

                               By:  /s/ Robert Thompson
                                    -------------------------------------
                                    Robert Thompson
                                    President and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears below  constitutes  and appoints  each of Robert  Thompson and Daniel M.
Pess his  true and  lawful  attorneys-in-fact  and  agent,  with  full  power of substitution and resubstitution, for and in his or her name, place and stead, in any and all  capacities,  to sign  any or all  amendments  to this  Registration
Statement,  and to file the same, with all exhibits thereto, and other documents in connection therewith,  with the Securities and Exchange Commission,  granting unto said attorney-in-fact and agent, full power and authority to do and perform each and  every act and thing  requisite  necessary  to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person,  hereby  ratifying and  confirming  all that said  attorney-in-fact  and agent, or his or her  substitute,  may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the date indicated.

          Signature                                         Title                       Date
          ---------                                         -----                       ----

/s/ Robert Thompson                    President and Chief Executive                 June 15, 2001
------------------------               Officer (Principal Executive Officer)
Robert Thompson

/s/ Joseph M. Valley, Jr.              Director and President and                    June 15, 2001
------------------------               Chief Operating Officer
Joseph M. Valley, Jr.

                                      II-4

/s/ Daniel M. Pess                     Director and Executive Vice President         June 15, 2001
------------------------               and Chief Financial Officer
Daniel M. Pess                         (Principal Financial Officer and
                                       Principal Accounting Officer)

/s/ Andre Szykier*                     Director                                      June 15, 2001
------------------------
Andre Szykier

/s/ Rino Bergonzi*                     Director                                      June 15, 2001
------------------------
Rino Bergonzi

/s/ Alan W. Kaufman*                   Director                                      June 15, 2001
------------------------
Alan W. Kaufman

/s/ Amy L, Newmark*                    Director                                      June 15, 2001
------------------------
Amy L. Newmark

/s/ Daniel Pess
------------------------
* Attorney-in-fact

                                      II-5

Exhibits.
--------

                        Exhibit Index
                        -------------

            4.5         Form of Warrant  issued in  connection  with the private
                        placement consummated in February and April 2001.*

            4.8         Form    of   Unit    Purchase    Option    granted    to
                        EarlyBirdCapital,  Inc. in  connection  with the private
                        placement consummated in February and April 2001.*

            4.9         Agency  Agreement  between the Company and the Placement
                        Agent dated as of January 22, 2001.

            5           Opinion of Olshan  Grundman  Frome  Rosenzweig & Wolosky
                        LLP with respect to the securities registered hereunder.

            23(a)       Consent of PricewaterhouseCoopers LLP.

            23(c)       Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky
                        LLP (included within Exhibit 5).

            24(a)       Powers of Attorney  (included on the  Signature  page to
                        the Registration Statement).*

------------------
* Previously filed

                                      II-6